EXHIBIT 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: April 27, 2004	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces First Quarter Financial Results

El Paso Electric (NYSE: EE) today reported net income for the quarter ended March 31, 2004 of $3.0 million, or $0.06 basic and diluted income per share. Net income before the cumulative effect of accounting change for the same period last year was $2.1 million, or $0.04 basic and diluted earnings per share. Net income for the quarter ended March 31, 2003 includes a cumulative effect of a change in accounting principle in the amount of $39.6 million, or $0.81 and $0.80 basic and diluted earnings per share, respectively, related to the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations” on January 1, 2003.

The increase in earnings for the quarter ended March 31, 2004 when compared to the quarter ended March 31, 2003, prior to the application of SFAS No. 143, resulted primarily from decreased non-Palo Verde maintenance expense and increased retail sales. These increases in earnings were partially offset by an increase in the loss on extinguishment of debt, increased depreciation and amortization expense, decreased sales and margins on economy sales, increased outside services, and increased insurance expenses.

“Continued internal cost-control efforts and strong retail sales during the quarter contributed to our positive financial performance for the quarter,” said Gary Hedrick, El Paso Electric President and CEO. “We will continue to focus on these aspects of our business as well as trying to take advantages of opportunities in the economy market.”

In February 2004, the Board of Directors authorized a new stock repurchase program permitting the repurchase of up to 2 million shares. Since the inception of the stock repurchase programs in 1999, EE has repurchased 15.0 million shares in total at an aggregate cost of $171 million, including commissions. No common stock was repurchased during the first quarter of 2004. EE may continue making purchases of its stock at open market prices and may engage in private transactions, where appropriate.

EE has repurchased or retired $564.8 million of first mortgage bonds with internally generated cash since inception of its deleveraging program in 1996. During the first quarter of 2004, EE repurchased $14.3 million of first mortgage bonds. Common stock equity as a percentage of capitalization, including the current portion of long-term debt and financing obligations, was approximately 45% as of March 31, 2004.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

EBITDA

The change in earnings before interest, income taxes, depreciation and amortization and cumulative effect of accounting change (“EBITDA”) for the quarter ended March 31, 2004, compared to the same period in 2003, is as follows (in thousands):

March 31, 2003	$36,264
Changes in:
Decreased non-Palo Verde maintenance	5,660
Increased retail sales	4,257
Increased loss on extinguishment of debt	(2,106)
Decreased economy sales and/or margins	(1,689)
Increased outside services	(1,157)
Increased insurance expenses	(709)
Other	(1,255)

March 31, 2004	$39,265

Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. EBITDA is traditionally defined as earnings before interest, taxes, depreciation and amortization. As EBITDA is intended to be a measure of a firm’s operating cash flow, an adjustment was made to remove the effects of the cumulative effect of accounting change. This non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, consolidated statements of cash flows, or other measures of financial performance prepared in accordance with GAAP.

Conference Call

A conference call to discuss first quarter 2004 earnings and earnings guidance is scheduled for 4 p.m. Eastern Time, April 27, 2004. The dial-in number is 800-621-7732 with a passcode of 2004. The conference leader will be Terry Bassham, Chief Financial and Administrative Officer of EE. A replay will run through May 12, 2004. The dial-in number is 800-454-0163, and a passcode is not required for the replay. The conference call will be webcast live on EE’s website found at http://www.epelectric.com and on http://www.streetevents.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in economy margins due to uncertainty in the economy power market; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Units 1 and 3 and other costs at Palo Verde; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation arising out of the FERC investigation or any other regulatory proceeding; (vii) deregulation of the electric utility industry and (viii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company’s consolidated results of operations for the quarter ended March 31, 2004 and 2003 are summarized as follows (In thousands except for share data):

	Quarter Ended March 31,
	2004	2003
Operating revenues, net of energy expenses	$103,951	$102,359
Other operating expenses	85,011	86,825
Other income (deductions)	(2,734)	(632)
Interest charges	12,051	11,879
Income tax expense	1,168	907

Income before cumulative effect	2,987	2,116
Cumulative effect of accounting change, net (1)	—	39,635

Net income	$2,987	$41,751

Basic earnings per share:
Income before cumulative effect	$0.06	$0.04
Cumulative effect of accounting change, net	—	0.81

Net income	$0.06	$0.85

Weighted average number of shares outstanding	47,451,300	49,306,844

Diluted earnings per share:
Income before cumulative effect	$0.06	$0.04
Cumulative effect of accounting change, net	—	0.80

Net income	$0.06	$0.84

Weighted average number of shares and dilutive potential shares outstanding	47,900,302	49,620,276

	Quarter Ended March 31,
	2004	2003
Reconciliation of EBITDA to Cash Flow from Operations:
EBITDA	$39,265	$36,264
Interest expense	(12,051)	(11,879)
Income tax expense	(1,168)	(907)
Other non-cash expenses	6,440	6,415
Change in:
Deferred income taxes	(3,413)	(1,141)
Current assets	12,882	13,095
Current payables and accrued expenses	2,510	(6,352)
Other	5,618	2,059

Cash Flow from Operating Activities	$50,083	$37,554

(1)	Net of income tax expense of approximately $25.0 million.

El Paso Electric Company’s consolidated results of operations for the twelve months ended March 31, 2004 and 2003, and consolidated proforma results of operations for the twelve months ended March 31, 2003, which reflect the application of SFAS No. 143 on a retroactive basis are summarized as follows (In thousands except for share data):

	Twelve Months Ended March 31,
	2004	2003	Pro forma 2003
Operating revenues, net of energy expenses	$444,995	$455,502	$455,502
Impairment loss on CIS project	17,576	—	—
FERC settlements	—	15,500	15,500
Other operating expenses	343,798	340,927	341,463
Other income (deductions)	(1,759)	(4,032)	(4,032)
Interest charges	46,695	55,275	49,082
Income tax expense	13,680	14,535	16,725

Income before cumulative effect	21,487	25,233	28,700
Cumulative effect of accounting change, net (1)	—	39,635	—

Net income	$21,487	$64,868	$28,700

Basic earnings per share:
Income before cumulative effect	$0.45	$0.51	$0.58
Cumulative effect of accounting change, net	—	0.80	—

Net income	$0.45	$1.31	$0.58

Weighted average number of shares outstanding	47,965,274	49,692,437	49,692,437

Diluted earnings per share:
Income before cumulative effect	$0.44	$0.50	$0.57
Cumulative effect of accounting change, net	—	0.79	—

Net income	$0.44	$1.29	$0.57

Weighted average number of shares and dilutive potential shares outstanding	48,389,715	50,129,975	50,129,975

	Twelve Months Ended March 31,
	2004	2003	Pro forma 2003
Reconciliation of EBITDA to Cash Flow from Operations:
EBITDA	$188,276	$183,420	$180,144
Interest expense	(46,695)	(55,275)	(49,082)
Income tax expense	(13,680)	(14,535)	(16,725)
Other non-cash expenses	24,143	28,676	25,760
Change in:
Deferred income taxes	7,977	67	2,256
Current assets	(3,048)	7,064	7,064
Current payables and accrued expenses	(16,034)	19,861	19,861
Other	6,604	6,186	6,186

Cash Flow from Operating Activities	$147,543	$175,464	$175,464

(1)	Net of income tax expense of approximately $25.0 million.

Quarter Ended March 31, 2004 and 2003 (In thousands):

	2004	2003	Increase (Decrease)
kWh sales:
Retail:
Residential	468,317	431,202	8.6%
Commercial and industrial, small	454,848	437,563	4.0%
Commercial and industrial, large	303,390	264,741	14.6%
Sales to public authorities	278,904	257,505	8.3%

Total retail sales	1,505,459	1,391,011	8.2%

Wholesale:
Sales for resale	9,267	9,893	(6.3%)
Economy sales	486,620	615,688	(21.0%)	(1)

Total wholesale sales	495,887	625,581	(20.7%)

Total kWh sales	2,001,346	2,016,592	(0.8%)

Operating revenues:
Base revenues:
Retail:
Residential	$40,171	$37,383	7.5%
Commercial and industrial, small	36,101	35,705	1.1%
Commercial and industrial, large	10,290	9,886	4.1%
Sales to public authorities	16,558	15,889	4.2%

Total retail base revenues	103,120	98,863	4.3%
Wholesale:
Sales for resale	392	390	0.5%

Total base revenues	103,512	99,253	4.3%

Fuel revenues	31,274	21,497	45.5%	(2)
Economy sales	18,964	25,031	(24.2%)	(1)
Other	2,102	1,705	23.3%	(3)	(4)

Total operating revenues	$155,852	$147,486	5.7%

Capital Expenditures	$15,656	$12,767

Cash Interest Payments	$12,690	$14,260

Depreciation and Amortization	$23,059	$21,362

EBITDA	$39,265	$36,264

(1)	Primarily due to decreased available power as a result of outages at Palo Verde.
(2)	Primarily due to an increase in recoverable fuel expenses, as a result of an increase in the volume of natural gas burned, and an increase in kWh sales.
(3)	Primarily due to increased transmission revenues.
(4)	Represents revenues with no related kWh sales.

Twelve Months Ended March 31, 2004 and 2003 (In thousands):

	2004	2003		Increase (Decrease)
kWh sales:
Retail:
Residential	1,969,286	1,869,476		5.3%
Commercial and industrial, small	2,114,145	2,083,192		1.5%
Commercial and industrial, large	1,235,714	1,164,564		6.1%
Sales to public authorities	1,245,747	1,208,276		3.1%

Total retail sales	6,564,892	6,325,508		3.8%

Wholesale:
Sales for resale	67,129	647,541		(89.6%)	(1)
Economy sales	1,791,814	1,985,987		(9.8%)

Total wholesale sales	1,858,943	2,633,528		(29.4%)

Total kWh sales	8,423,835	8,959,036		(6.0%)

Operating revenues:
Base revenues:
Retail:
Residential	$174,247	$165,899		5.0%
Commercial and industrial, small	165,830	164,161		1.0%
Commercial and industrial, large	43,698	43,465		0.5%
Sales to public authorities	73,805	70,966		4.0%

Total retail base revenues	457,580	444,491		2.9%
Wholesale:
Sales for resale	3,225	20,648		(84.4%)	(1)

Total base revenues	460,805	465,139		(0.9%)
Fuel revenues	132,538	147,671		(10.2%)	(1)
Economy sales	70,469	65,914		6.9%
Other	8,916	9,651		(7.6%)	(2)

Total operating revenues	$672,728	$688,375		(2.3%)

Capital Expenditures	$79,969	$62,130

Cash Interest Payments	$50,026	$53,618

Depreciation and Amortization	$88,838	$88,378	(3)

EBITDA	$188,276	$183,420	(4)

(1)	Primarily due to the expiration of wholesale power contracts with TNP on December 31, 2002 and IID on April 30, 2002, and reduced sales to the CFE.
(2)	Represents revenues with no related kWh sales.
(3)	Pro forma depreciation and amortization would be $85,637 assuming SFAS No. 143 had been applied on a retroactive basis.
(4)	Pro forma EBITDA would be $180,144 assuming SFAS No. 143 had been applied on a retroactive basis.

At March 31, 2004 and 2003 (In thousands, except number of shares and book value per share):

	2004	2003

Cash and Temporary Investments	$44,348	$44,300

Common Stock Equity	$503,366	$493,541
Long-Term Debt, Net of Current Portion	574,159	588,621
Financing Obligations, Net of Current Portion	—	23,377

Total Capitalization	$1,077,525	$1,105,539

Current Portion of Long-Term Debt and Financing Obligations	$40,838	$21,833

Number of Shares	47,588,360	49,148,782

Book Value Per Share	$10.58	$10.04

Number of Retail Customers	327	318